Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

CRESTWOOD HOLDINGS LLC,

AS THE SELLER,

AND

CRESTWOOD EQUITY PARTNERS LP,

AS THE PURCHASER,

AND FOR THE LIMITED PURPOSES SET FORTH IN SECTION 5.10,

CRESTWOOD EQUITY GP LLC,

DATED AS OF MARCH 25, 2021

i

ii

Section 10.8	Severability	28
Section 10.9	Third-Party Beneficiaries	28
Section 10.10	Facsimiles; Electronic Transmission; Counterparts	28
Section 10.11	Time of Essence	29

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Seller’s Assignment of Interests

SCHEDULES

Schedule 5.4	Allocation of Consideration

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2021, is entered into by and among (i) Crestwood Holdings LLC, a Delaware limited liability company (“Seller”), (ii) Crestwood Equity Partners LP, a Delaware limited partnership (“Purchaser” or “CEQP”), and (iii) solely for the limited purposes set forth in Section 5.10, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of CEQP (“CEQP GP”). Seller, Purchaser and, to the extent applicable, CEQP GP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller directly owns each of the following: (i) all of the outstanding limited liability company interests (the “CMH LLC Interests”) of Crestwood Marcellus Holdings LLC, a Delaware limited liability company (“CMH”); (ii) all of the outstanding limited liability company interests (the “CGSH LLC Interests”) of Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CGSH”); (iii) 99% of the outstanding limited partner interests (the “Directly Held CHLP LP Interests”) and all of the outstanding general partner interests (the “CHLP GP Interests”) of Crestwood Holdings LP, a Delaware limited partnership (“CHLP”); and (iv) 7,484,449 Common Units (as defined below) (the “Subject Common Units”);

WHEREAS, CGSH directly owns each of the following: (i) 9,985,462 Common Units (the “CGSH-Held Common Units”); (ii) 438,789 Subordinated Units (as defined below) (the “CGSH-Held Subordinated Units”); and (iii) 1% of the outstanding limited partner interests (the “CGSH-Held CHLP LP Interests”) of CHLP;

WHEREAS, CGSH intends to convey, transfer, and assign, immediately prior to the Closing, a portion of the CGSH-Held Common Units to institutional investors pursuant to the PIPE Transaction (as defined below), and to distribute the PIPE Transaction Proceeds (as defined below) to Seller at such time prior to the Closing;

WHEREAS, CHLP directly owns all of the outstanding limited liability company interests (the “CEQP GP LLC Interests”) of CEQP GP;

WHEREAS, CEQP GP directly owns the non-economic general partner interest in CEQP (the “CEQP GP Interest”);

WHEREAS, Seller desires to sell, convey, transfer and assign, and Purchaser desires to purchase and acquire, the CEQP GP Investment Interests (as defined below);

WHEREAS, CEQP intends to cause, as soon as practicable following the Post-Closing Assignment Date, CEQP GP to execute amendments to the CEQP Partnership Agreement and both CEQP GP and CHLP to execute amendments to the limited liability company agreement of CEQP GP, which amendments shall, among other things, provide for election of the board of directors of CEQP GP (the “CEQP Board”) by the holders of the Common Units;

WHEREAS, the Conflicts Committee (the “CEQP Conflicts Committee”) of the CEQP Board has determined that the Transaction Documents (as defined below) and the Transactions (as defined below) are in the best interests of CEQP and has unanimously approved the Transaction Documents and the matters contemplated hereby and thereby, which approval by the CEQP Conflicts Committee constitutes “Special Approval” for the purposes of the CEQP Partnership Agreement, and has unanimously recommended approval of same by the CEQP Board; and

WHEREAS, the CEQP Board has determined that the Transaction Documents and the Transactions are in the best interests of CEQP and has approved the Transaction Documents and the matters contemplated hereby and thereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection, or other subdivision of this Agreement in which any such word is used;

(ii) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(iv) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(v) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi) all references to prices, values or monetary amounts refer to dollars of the United States of America;

(vii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and the plural and all genders;

(viii) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(ix) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section, or in any way affect this Agreement;

(x) any references herein to a particular Section, Article, Exhibit, or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(xi) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(xii) all references to days mean calendar days unless otherwise provided;

(xiii) all references to time mean Houston, Texas time;

(xiv) references to any Person shall include such Person’s successors and permitted assigns; and

(xv) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document.

ARTICLE II

SALE AND PURCHASE; CLOSING

Section 2.1 Sale and Purchase of the CEQP GP Investment Interests. Subject to the terms and conditions of this Agreement, (a) Seller agrees to sell, assign, convey, transfer, and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the CEQP GP Investment Step 1 Interests and the CEQP GP Investment Step 2 Interests, in each case, as provided herein, (b) at the Closing, effective as of the Closing Date, Seller will sell, assign, convey, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, the CEQP GP Investment Step 1 Interests, free and clear of any Encumbrances other than restrictions arising from applicable securities Laws and restrictions on transfer under the limited liability company agreements of CMH and CGSH, and Purchaser shall be admitted as the sole member of CMH and CGSH, and (c) at the Closing, effective as of the Post-Closing Assignment Date (as defined below), Seller will sell, assign, convey, transfer, and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, the CEQP GP Investment Step 2 Interests, free and clear of any Encumbrances other than restrictions arising from applicable securities Laws and restrictions on transfer under the limited partnership agreement of CHLP, and Purchaser shall be admitted as a limited partner and the sole general partner of CHLP. The aggregate amount to be paid by Purchaser to Seller in consideration of the sale, assignment, conveyance, transfer, and delivery to Purchaser of the CEQP GP Investment Interests (the “CEQP GP Investment Purchase Price”) shall be $268,000,000. The CEQP GP Investment Purchase Price shall be paid in cash by wire transfer of immediately available funds on the Closing Date (as defined below). The CEQP GP Investment Purchase Price to be paid on the Closing Date shall constitute the entire consideration for the purchase of the CEQP GP Investment Interests, and there shall be no separate or additional consideration paid by Purchaser to Seller in consideration of the sale, assignment, conveyance, transfer, and delivery to Purchaser of the CEQP GP Investment Step 2 Interests.

Section 2.2 Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VI, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place (a) by the remote exchange of documents, unless another method is agreed to in writing by Seller and Purchaser, commencing at 9:00 a.m., Central Time, on March 30, 2021, or if all of the conditions set forth in Article VI are not satisfied or validly waived on March 30, 2021, on the date on which the last of the conditions set forth in Article VI is satisfied or validly waived (other than any such conditions that by their terms are not capable of being satisfied until the Closing Date but subject to the satisfaction or waiver of any such conditions at the Closing) or (b) at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”); provided, that, unless otherwise agreed in writing by Seller and Purchaser, the Closing shall occur immediately after the closing of the PIPE Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization.

(a) Seller is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

(b) Seller and each Crestwood Entity has the power and authority and all governmental licenses, qualifications, authorizations, registrations, permits, consents, variances, and approvals required to own, lease, or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.

Section 3.2 Validity of Agreement and Other Transaction Documents; Authorization. Each of Seller and CEQP GP has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller or CEQP GP is a party and the performance by Seller and CEQP GP of its respective obligations hereunder and thereunder have been duly authorized by the members of Seller (in accordance with its limited liability company agreement) and by the CEQP Board, as applicable, and no other proceedings on the part of Seller, CEQP GP or their respective members are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Seller or CEQP GP is a party have been duly executed and delivered by Seller and CEQP GP, as applicable, and, assuming due execution and delivery by the other parties hereto and thereto, constitute Seller’s and CEQP GP’s respective valid and binding obligations, enforceable against Seller and CEQP GP, respectively, in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict or Violation. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which Seller or CEQP GP is a party, and the consummation of the Transactions, do not: (a) violate or conflict with any provision of the Organizational Documents of Seller or of any Crestwood Entity; (b) assuming compliance with the matters referred to in Section 3.4, violate any applicable Law binding on Seller or any Crestwood Entity; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default, or cause any obligation, penalty, or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture, or other Contract or instrument to which Seller or any Crestwood Entity is a party or by which Seller or any Crestwood Entity is bound or to which any of its respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrance upon any of (i) the CEQP GP Investment Interests or (ii) the other properties or assets of any Crestwood Entity; or (e) result in the cancellation, modification, revocation, or suspension of any consent, license, permit, certificate, franchise, authorization, registration, or filing with any Governmental Authority of Seller or any Crestwood Entity, except, with respect to Seller in the case of clauses (b), (c), (d)(ii), or (e), as would not, individually or in the aggregate, reasonably be expected to be material to Seller or any Crestwood Entity, or reasonably be expected to prevent, adversely affect, materially delay, or impair (x) the ability of Seller to execute and deliver this Agreement and such other Transaction Documents or (y) the performance by Seller of its obligations under this Agreement or such other Transaction Documents.

Section 3.4 Consents and Approvals. Except for any filings (a) that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to Seller or any Crestwood Entity, or that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, adversely affect, materially delay, or impair (i) the ability of Seller to execute and deliver this Agreement and such other Transaction Documents or (ii) the performance by Seller of its obligations under this Agreement or such other Transaction Documents, or (b) required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, and any applicable requirements of a national securities exchange, neither Seller’s nor CEQP GP’s execution and delivery of this Agreement and the other Transaction Documents to which Seller or CEQP GP is a party, nor Seller’s or CEQP GP’s performance of its respective obligations hereunder or thereunder, requires the consent, approval, waiver, or authorization of, or declaration, filing, registration, or qualification with, any Governmental Authority or any third Person, by Seller or by any Crestwood Entity.

Section 3.5 Capitalization; Ownership of the CEQP GP Investment Interests.

(a) Seller is the record and beneficial owner of 100% of the equity interests in each of CMH and CGSH (represented by the CMH LLC Interests and the CGSH LLC Interests, respectively) and is the sole member of each of CMH and CGSH. Seller owns each of the CMH LLC Interests and CGSH LLC Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) with respect to the CMH LLC Interests, the applicable terms and conditions of the Organizational Documents of CMH, and with respect to the CGSH LLC Interests, the applicable terms and conditions of the Organizational Documents of CGSH and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The CMH LLC Interests constitute all of the outstanding limited liability company interests in CMH and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CMH) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act). The CGSH LLC Interests constitute all of the outstanding limited liability company interests in CGSH and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CGSH) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act).

(b) Seller is the record and beneficial owner of 100% of the Directly Held CHLP LP Interests and, together with CGSH, comprise the sole limited partners of CHLP. Seller is the record and beneficial owner of 100% of the CHLP GP Interests and is the sole general partner of CHLP. Seller owns each of the Directly Held CHLP LP Interests and the CHLP GP Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CHLP and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The Directly Held CHLP LP Interests constitute 99% of the limited partner interests in CHLP (with the remaining 1% of such limited partner interests held of record by CGSH) and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CHLP) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The CHLP GP Interests constitute all of the outstanding general partner interests in CHLP and have been duly authorized and validly issued in accordance with the Organizational Documents of CHLP.

(c) Seller is the record and beneficial owner of 100% of the Subject Common Units and owns the Subject Common Units free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CEQP, including the CEQP Partnership Agreement, and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The Subject Common Units have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CEQP, including the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(d) CGSH is the record and beneficial owner of 100% of the CGSH-Held CHLP LP Interests and, together with Seller, comprise the sole limited partners of CHLP. CGSH owns the CGSH-Held CHLP LP Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CHLP and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The CGSH-Held CHLP LP Interests constitute 1% of the limited partner interests in CHLP (with the remaining 99% of such limited partner interests held of record by Seller) and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CHLP) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(e) CGSH is the record and beneficial owner of 100% of each of the CGSH-Held Common Units and the CGSH-Held Subordinated Units. CGSH owns each of the CGSH-Held Common Units and the CGSH-Held Subordinated Units free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CEQP, including the CEQP Partnership Agreement and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The CGSH-Held Common Units have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CEQP, including the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The CGSH-Held Subordinated Units have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CEQP, including the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(f) CHLP is the record and beneficial owner of 100% of the equity interests in CEQP GP (represented by CEQP GP LLC Interests) and is the sole member of CEQP GP. CHLP owns the CEQP GP LLC Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CEQP GP and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing. The CEQP GP LLC Interests constitute all of the outstanding limited liability company interests in CEQP GP and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CEQP GP) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act).

(g) CEQP GP is the record and beneficial owner of 100% of the CEQP GP Interest and is the sole general partner of CEQP. CEQP GP owns the CEQP GP Interest free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of CEQP and (iii) those Encumbrances under the Credit Agreement that will be released in full at the Closing, including the CEQP Partnership Agreement. The CEQP GP Interest constitutes all of the outstanding general partner interests in CEQP and has been duly authorized and validly issued in accordance with the Organizational Documents of CEQP, including the CEQP Partnership Agreement.

(h) On the Closing Date, CEQP will become the record and beneficial owner of 100% of the CEQP GP Investment Step 1 Interests, free and clear of any Encumbrances (including without limitation any Encumbrances securing obligations under the Credit Agreement), other than restrictions arising from applicable securities Laws and restrictions on transfer under the limited liability company agreements of each of CMH and CGSH, and Purchaser shall have been admitted as the sole member of each of CMH and CGSH. On the Post-Closing Assignment Date, CEQP will become the record and beneficial owner of 100% of the CEQP GP Investment Step 2 Interests, free and clear of any Encumbrances, other than restrictions arising from applicable securities Laws and restrictions on transfer under the limited partnership agreement of CHLP, and Purchaser shall have been admitted as a limited partner and the sole general partner of CHLP.

(i) Except for this Agreement and the PIPE Transaction Agreement, there are no voting trusts, proxies, agreements, commitments, or understandings of any character to which any of the Crestwood Entities is bound with respect to the voting or transfer of any equity interests or to which the CEQP GP is bound with respect to the CEQP GP Interest.

(j) Other than ownership interests in the Crestwood Entities set forth in the preceding clauses of this Section 3.5, Seller does not own, directly or indirectly, any equity securities or other ownership interests of any Person. There are no outstanding Rights issued or granted by, or binding upon, any of the Crestwood Entities.

(k) None of the Crestwood Entities have any Indebtedness.

Section 3.6 No Assets or Liabilities of the Crestwood Entities; Activities of the Crestwood Entities. To the knowledge of the Designated Officers of Seller:

(a) CMH (i) owns no material assets of any kind or character, and (ii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise).

(b) CGSH (i) owns no material assets of any kind or character other than the CGSH-Held CHLP LP Interests, the CGSH-Held Common Units, and the CGSH-Held Subordinated Units, and (ii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise) other than those arising out of its ownership of the CGSH-Held CHLP LP Interests, the CGSH-Held Common Units, the CGSH-Held Subordinated Units.

(c) CHLP (i) owns no material assets of any kind or character other than the CEQP GP LLC Interests, and (ii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or, otherwise) other than those arising out of its ownership of the CEQP GP LLC Interests.

(d) CEQP GP (i) owns no material assets of any kind or character other than the CEQP GP Interest, (ii) has never owned any material assets of any kind or character other than the CEQP GP Interest, and (iii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise) other than liabilities or obligations of CEQP for which CEQP GP may be liable under applicable Law as a result of acting as the general partner of CEQP or for which CEQP GP is entitled to reimbursement from CEQP pursuant to Section 7.4 of the CEQP Partnership Agreement.

Section 3.7 Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of the Designated Officers of Seller, threatened (including any cease and desist letter and invitation to take a license) against (a) any of the Crestwood Entities before any Governmental Authority or (b) Seller or any of the Crestwood Entities that is reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or any of the Transaction Documents or consummate the Transactions. Neither Seller nor any of the Crestwood Entities is subject to any outstanding Order that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, any of the Transactions, and neither Seller nor any of the Crestwood Entities is a party to, or to the knowledge of the Designated Officers of Seller, threatened to be made a party to, any such Order.

Section 3.8 Compliance with Laws and Court Orders. Since January 1, 2021, to the knowledge of the Designated Officers of Seller, (a) each of the Crestwood Entities is and has been in compliance in all material respects with, and no Crestwood Entity is, or has been, in violation in any material respect of (or has received any notices of violation with respect to), any applicable Law, and (b) no Crestwood Entity nor any of its assets or properties is subject to, or bound by, any order, injunction, judgment, decree, ruling, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority.

Section 3.9 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to any Crestwood Entity, to the knowledge of the Designated Officers of Seller:

(a) All Tax Returns that are required to be filed by or with respect to any Crestwood Entity on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct, and complete in all material respects.

(b) All Taxes due and payable by or with respect to any Crestwood Entity (regardless of whether shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued, settled, or withdrawn. All withholding Taxes imposed on any Crestwood Entity have been paid.

(c) No audit, examination, or other proceeding with respect to Taxes of any Crestwood Entity is currently pending.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to any Crestwood Entity or any Tax Returns of or with respect to any Crestwood Entity, which are currently in effect (other than automatic extensions of time within which to file any Tax Return).

(e) For U.S. federal income Tax purposes, each Crestwood Entity is properly classified as an entity that is disregarded as being separate from its owner.

Section 3.10 Brokers.

(a) No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Seller or any of its direct or indirect equity holders for which Purchaser or the Crestwood Entities may have responsibility.

(b) None of the Crestwood Entities have incurred nor will be liable for any Transaction Expenses.

Section 3.11 No Default. To the knowledge of Seller, there is no outstanding “Default” or “Event of Default,” in each case under and as defined in the Credit Agreement.

Section 3.12 Affiliated Transactions. (a) No former officer, manager, or director of any Crestwood Entity, (b) no current or former equity holder of any Crestwood Entity (other than the Crestwood Entities or CEQP and its subsidiaries) and (c) neither Seller nor any Affiliate of Seller (other than the Crestwood Entities or CEQP and its subsidiaries): (i) is a party to any Contract with any Crestwood Entity or (ii) has entered into any Contract granting any Person an Encumbrance on all or any part of the assets of any Crestwood Entity. Neither Seller nor any of its Affiliates (other than the Crestwood Entities or CEQP and its subsidiaries) own any assets that are used in the business of a Crestwood Entity.

Section 3.13 Employees. To the knowledge of the Designated Officers of Seller, none of the Crestwood Entities (a) employs or has employed any employees or (b) retains or has retained the services of any independent contractors.

Section 3.14 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 6.4, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED WITH RESPECT TO SELLER, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY SELLER OR ANY OF ITS EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization. Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the power and authority and all governmental licenses, qualifications, authorizations, registrations, permits, consents, variances, and approvals required to own, lease, or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so authorized would not reasonably be expected to impair or materially delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents.

Section 4.2 Validity of Agreement; Authorization. Purchaser has all requisite limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by the CEQP Board, and no other proceedings on the part of Purchaser or its partners are necessary to authorize such execution, delivery, and performance. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto and thereto, constitute Purchaser’s valid and binding obligations, enforceable against Purchaser in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict or Violation. The execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the Transactions, do not: (a) violate or conflict with any provision of the Organizational Documents of Purchaser; (b) assuming compliance with the matters referred to in Section 4.4, violate any applicable Law binding on Purchaser; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture, or other Contract or instrument to which Purchaser is a party or by which Purchaser is bound or to which any of its properties or assets are subject; except where such violations, conflicts, breaches, defaults, obligations, penalties, or premiums, would not, individually or in the aggregate, reasonably be expected to prevent, adversely affect, materially delay, or impair (i) the ability of Purchaser to execute and deliver this Agreement and such other Transaction Documents or (ii) the performance by Purchaser of its obligations under this Agreement or such other Transaction Documents.

Section 4.4 Consents and Approvals. Except for any filings (a) that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, adversely affect, materially delay, or impair (i) the ability of Purchaser to execute and deliver this Agreement and such other Transaction Documents or (ii) the performance by Purchaser of its obligations under this Agreement or such other Transaction Documents, (b) related to perfection of collateral under certain debt agreements, including the filing of UCC financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office, and recordation of mortgages, and (c) required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, and any applicable requirements of a national securities exchange, neither Purchaser’s execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is party, nor Purchaser’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver, or authorization of, or declaration, filing, registration, or qualification with, any Governmental Authority or any similar Person, by Purchaser.

Section 4.5 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Purchaser for which Seller may have responsibility.

Section 4.6 Investment Intent; Investment Experience; Restricted Securities. In acquiring the CEQP GP Investment Interests, Purchaser is purchasing the CEQP GP Investment Interests for its own account and is not offering or selling, and shall not offer or sell the CEQP GP Investment Interests, in connection with any distribution of any of such CEQP GP Investment Interests, and Purchaser has no participation, and shall not participate, in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Purchaser acknowledges and agrees that it is fully informed as to the risks of the Transactions and that it can bear the economic risk of its investment in the CEQP GP Investment Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the CEQP GP Investment Interests and protecting its own interests in connection with the Transactions. Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Purchaser understands that the sale of the CEQP GP Investment Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the CEQP GP Investment Interests shall be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations the CEQP GP Investment Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.7 Financial Capability. Purchaser (a) has, and at the Closing will have, sufficient unrestricted internal funds (including under existing credit facilities) available to pay the CEQP GP Investment Purchase Price and any fees or expenses incurred by Purchaser in connection with the Transactions, and (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and has not incurred any obligation, commitment, restriction, or liability of any kind that would impair or adversely affect such resources and capabilities. Purchaser acknowledges and agrees that (x) none of Seller, the Crestwood Entities, or any of their Affiliates (other than Purchaser and its subsidiaries) or any of their respective Representatives have any responsibility for any equity or debt financing that Purchaser may arrange in connection with the Transactions, (y) it is not a condition to Closing under this Agreement, nor to the consummation of the Transactions, for Purchaser to obtain any equity or debt financing, and (z) Purchaser does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.

Section 4.8 Bankruptcy; Solvency. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to the knowledge of the Designated Officers of Purchaser, threatened against Purchaser. Assuming the representations and warranties of Seller contained in this Agreement are true in all material respects, at and immediately after the Closing, and after giving effect to the Transactions, (a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and the Crestwood Entities shall be greater than the total amount of their liabilities (including all contingent liabilities), (b) Purchaser and the Crestwood Entities shall be able to pay their debts as they become due and (c) Purchaser and the Crestwood Entities shall have adequate capital to carry on their businesses. No transfer of property is being made by Purchaser and no obligation is being incurred by Purchaser in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

Section 4.9 Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of the Designated Officers of Purchaser, threatened (including any cease and desist letter and invitation to take a license) against Purchaser before any Governmental Authority or that is reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or any of the Transaction Documents or consummate the Transactions. Purchaser is not subject to any outstanding Order that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, any of the Transactions, and Purchaser is not a party to, or to the knowledge of the Designated Officers of Purchaser, threatened to be made a party to, any such Order.

Section 4.10 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE CERTIFICATE OF PURCHASER TO BE DELIVERED PURSUANT TO SECTION 6.4, (I) PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED WITH RESPECT TO PURCHASER, AND (II) PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLER OR ANY OF ITS DIRECT OR INDIRECT EQUITY HOLDERS BY PURCHASER OR ANY OF ITS EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES).

(b) Purchaser has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Crestwood Entities and, in making its determination to proceed with the Transactions, Purchaser has relied solely upon (i) the representations and warranties of Seller in Article III and the certificate of Seller delivered pursuant to Section 6.4, and (ii) the results of its own independent investigation. Except for the representations and warranties of Seller in Article III and the certificate of Seller delivered pursuant to Section 6.4, (x) Seller is not making, and Purchaser has not and will not rely upon, any other statements, representations or warranties whatsoever, express or implied, with respect to the Crestwood Entities or their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Crestwood Entities furnished or made available to Purchaser or its Representatives in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (y) neither Seller nor any stockholder, officer, member, manager, agent, representative, or employee of Seller or any of its Affiliates has any authority, express or implied, to make any representations, warranties, or agreements not specifically set forth in Article III of this Agreement or in the certificate of Seller delivered pursuant to Section 6.4 and subject to the limited remedies herein provided.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) At all times from the date of this Agreement through the Closing (and, in the case of CHLP and its direct or indirect subsidiaries that are Crestwood Entities, through the Post-Closing Assignment Date), except as (w) expressly permitted or required by the other terms of this Agreement, (x) expressly contemplated by the Transaction Documents, (y) consented to or approved in writing by the CEQP Conflict

s Committee (which shall not be unreasonably withheld, conditioned, or delayed), or (z) required by applicable Law or by any Governmental Authority, Seller shall cause each of the Crestwood Entities that it controls at such time to conduct its business in the ordinary course of business consistent with past practice in all material respects;

(b) From the date of this Agreement through the Closing (and, in the case of CHLP and its direct or indirect subsidiaries that are Crestwood Entities, through the Post-Closing Assignment Date), except as (w) expressly permitted or required by the other terms of this Agreement, (x) expressly contemplated by the Transaction Documents, (y) consented to or approved in writing by the CEQP Conflicts Committee (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, Seller shall not (solely with respect to the Crestwood Entities) and shall cause the Crestwood Entities that it controls at such time not to:

(i) make any change or amendment to its or their Organizational Documents;

(ii) split, combine, or reclassify any of its or their equity securities, limited liability company interests, or limited partner or general partner interests;

(iii) declare or pay any distributions, other than distributions of cash (including the PIPE Transaction Proceeds);

(iv) merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, or convert into any form of entity or reorganize in any jurisdiction;

(v) commence, settle, or offer or propose to settle any Proceeding that involves a Crestwood Entity or Purchaser or any of its subsidiaries;

(vi) (A) sell, issue, transfer, or otherwise dispose of, directly or indirectly, any equity or debt securities (including any securities convertible into or exercisable or exchangeable for such securities or interests, including any equity-based awards) of a Crestwood Entity or Purchaser or any of its subsidiaries, except as contemplated by the PIPE Transaction Agreement, or (B) repurchase, redeem, or otherwise acquire any equity interests or other equity or debt securities (including any securities convertible into or exercisable or exchange for such securities or interests, including any equity-based awards) of a Crestwood Entity or Purchaser or any of its subsidiaries;

(vii) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any other assets;

(viii) incur, assume, guarantee, or otherwise become liable for any Indebtedness or any guarantee of Indebtedness for which a Crestwood Entity or Purchaser would be liable from and after the Closing;

(ix) make any loans, advances, or capital contributions to, or investments in, any other Person;

(x) acquire (by merger, consolidation, acquisition of stock or assets, or otherwise), directly or indirectly, any assets, securities, properties, interests, or businesses;

(xi) sell, license, assign, lease, or otherwise transfer, pledge, or create or incur any Encumbrance on, any of the equity interests in or assets of any Crestwood Entity;

(xii) enter into any material Contract;

(xiii) hire, or materially increase or decrease the compensation of, any employees or independent contractors, or terminate any employees (other than for cause);

(xiv) elect, appoint, nominate, remove, or dismiss any member of any board of directors, board of managers or similar governing body of any of the Crestwood Entities or any person serving in a similar function with respect to any of the Crestwood Entities;

(xv) adopt, modify, or terminate any Benefit Plans;

(xvi) take any action with respect to or in contemplation of any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or other winding up;

(xvii) change or modify any material accounting policies, except as required by GAAP, applicable regulatory authorities, or independent accountants; or

(xviii) agree to do any of the foregoing clauses (i) through (xvii) of this Section 5.1(b).

Section 5.2 Other Actions.

(a) Prior to the Closing, (i) each of Seller and Purchaser will take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the PIPE Transaction pursuant to the PIPE Transaction Agreement and (ii) Seller shall cause CGSH to distribute all PIPE Transaction Proceeds to Seller.

(b) At or prior to the Closing, Seller shall cause the payment in full of all amounts owed in respect of, and the release of any Encumbrances on any assets of Seller or any Crestwood Entity securing, the Credit Agreement.

Section 5.3 Certain Indemnification Matters.

(a) Purchaser agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, it shall maintain in full force and effect and shall not cause any amendment, modification, waiver or termination to the Organizational Documents of the Crestwood Entities or Purchaser as such documents exist on the date of this Agreement, the effect of which would be to affect adversely the indemnification or similar rights of any person serving as a member of the board of managers or officer of any of the Crestwood Entities or Purchaser as of the date of this Agreement; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver, or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

(b) Purchaser agrees that, during the period that commences upon the consummation of the sale, assignment, conveyance, transfer, and delivery to Purchaser of the CEQP GP Investment Step 2 Interests and ends on the sixth (6th) anniversary of the Closing Date, with respect to each individual who served as a director or manager of a Crestwood Entity at any time prior to the Closing Date (the “Covered Directors”), Purchaser shall cause CEQP GP or the applicable subsidiary of Purchaser (i) to continue in effect the current director and officer liability or similar insurance policy or policies that any Crestwood Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Director has coverage thereunder for acts, events, occurrences, or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions, and scope) as such Covered Director has coverage for such acts, events, occurrences, or omissions under the director and officer insurance or similar policy maintained by any of the Crestwood Entities as of the date of this Agreement.

(c) Purchaser hereby acknowledges that certain Covered Directors may have rights to indemnification, advancement of expenses, and/or insurance provided by persons other than the Crestwood Entities (collectively, the “Indemnitors”). With respect to claims, liabilities, and expenses for which any of the Crestwood Entities may be obligated to indemnify, advance expenses to, or insure any of the Covered Directors:

(i) (A) the applicable Crestwood Entity is the indemnitor of first resort (i.e., its obligations to the Covered Directors are primary and any obligation of the Indemnitors are secondary), and (B) the Crestwood Entities or Purchaser shall be required to (and Purchaser shall cause the Crestwood Entities to) advance the full amount of expenses incurred by any Covered Director and shall be liable for the full amount of all expenses, judgments, penalties, fines, and amounts paid in settlement to the extent (x) legally permitted and (y) required by the terms of this Agreement or the Organizational Documents of the applicable Crestwood Entity, without regard to any rights the Covered Director may have against the Indemnitors;

(ii) Purchaser and the Crestwood Entities irrevocably waive, relinquish, and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation, or any other recovery of any kind in respect thereof;

(iii) no advancement or payment by an Indemnitor on behalf of a Covered Director with respect to any claim for which a Covered Director has sought indemnification from a Crestwood Entity or Purchaser shall affect the foregoing, and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Director against the Crestwood Entities or Purchaser; and

(iv) the Indemnitors are express third-party beneficiaries of the terms of this Section 5.3(c).

(d) In the event that any of the Crestwood Entities or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger, or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 5.3.

(e) The obligations of Purchaser under this Section 5.3 shall not be terminated or modified in such a manner as to adversely affect any Covered Director to whom this Section 5.3 applies without the consent of the affected Covered Director. The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Directors and such Covered Director’s heirs and personal representatives.

Section 5.4 Intended Tax Treatment. The Parties intend that, for U.S. federal and applicable state and local income tax purposes, the purchase by Purchaser of the CEQP GP Investment Interests pursuant to this Agreement shall be treated as a redemption of the General Partner Interest, the Common Units, and the Subordinated Units directly or indirectly owned by Seller and as a purchase of the CMH LLC Interests. The Parties further agree that, for U.S. federal and applicable state and local income tax purposes, the CEQP GP Investment Purchase Price and any other amounts properly treated as consideration for the CEQP GP Investment Interests for this purpose shall be allocated as provided in Schedule 5.4. The Parties shall, and shall cause their Affiliates, to file all U.S. federal and state income Tax Returns in a manner consistent with the foregoing intended tax treatment and shall not take any position inconsistent therewith, unless otherwise required by applicable Law. Each of the Parties shall promptly notify the other Parties if it receives notice that any Tax Authority proposes an alternative to any portion of such treatment.

Section 5.5 Public Statements. Purchaser and Seller agree to issue a mutually acceptable joint press release upon entering into this Agreement, and thereafter the Parties shall consult with each other prior to issuing any public announcement, statement, or other disclosure with respect to this Agreement or the other Transaction Documents or the Transactions and, except as required by applicable Law (in the reasonable opinion of counsel), including pursuant to rules and regulations promulgated thereunder, applicable regulatory authority or applicable stock exchange rules, neither Purchaser and its subsidiaries, on the one hand, nor Seller and its Affiliates (excluding Purchaser and its subsidiaries), on the other hand, shall issue any such public announcement, statement, or other disclosure without having first notified Purchaser, on the one hand, or Seller, on the other hand, and provided such Party with, if legally permitted and practically possible, a reasonable time period to review and comment thereon; provided, that Seller and its Affiliates (excluding Purchaser and its subsidiaries) are permitted to report and disclose the status of this Agreement, the other Transaction Documents and the Transactions to its direct and indirect limited partners and prospective limited partners in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind.

Section 5.6 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, prior to the Closing Date, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the sale of the CEQP GP Investment Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Purchaser nor Seller will, without the prior written consent of the other, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the Transactions. From time to time after the Closing Date, without further consideration, each of Purchaser and Seller will, at its own expense, execute and deliver such documents to the other as the other may reasonably request and which is reasonably appropriate to consummate the sale and purchase of the CEQP GP Investment Interests hereunder.

Section 5.7 Non-Disparagement. Purchaser agrees that, for a period of three (3) years following the Closing, CEQP GP’s executive officers and members of the CEQP GP Board, and the executive officers and managers or directors of its subsidiaries and their respective Affiliates (including the Crestwood Entities), while employed by Purchaser or its Affiliates or serving as a director, as the case may be, shall not publicly make any statements or other communication (whether in writing or orally) that disparages Seller or any of its Affiliates (in its capacity as such an Affiliate). Seller agrees that, for a period of three (3) years following the Closing, Seller’s executive officers and members of its board of managers, if any, and the executive officers and managers or directors of its controlling Affiliates, while employed by Seller or its controlling Affiliates or serving as a director, as the case may be, shall not publicly make any statements or other communication (whether in writing or orally) that disparages Purchaser or any of its Affiliates (in its capacity as such an Affiliate). No provision of this Section 5.7 shall be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings) and by statements the applicable Person believes in good faith are necessary or appropriate to make in connection with performing their duties and obligations to, as applicable, (a) Purchaser or its subsidiaries and their respective Affiliates or (b) Seller or its Affiliates.

Section 5.8 Confidentiality of Seller. For a period of two years following the Closing, each of the Parties will not, and will cause each of its Affiliates (including, with respect to Purchaser following the Closing, the Crestwood Entities) not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the other Party, disclose or knowingly use in any manner detrimental to the other Party or their respective Affiliates any confidential or proprietary information of or concerning (a) in the case of Seller, any Crestwood Entity, Purchaser or their respective controlled Affiliates and (b) in the case of Purchaser, the Seller or its Affiliates and their respective businesses (other than Purchaser or any of its subsidiaries);

provided, that the information subject to the foregoing provisions of this sentence will not include any information (i) that was publicly available prior to the Closing Date or thereafter becomes publicly available, in each case, without any violation of this Agreement on the part of the receiving Party or any of its Representatives acting on its behalf, or (ii) that becomes available to the receiving Party after the Closing Date from a Person other than the other Party and its Representatives who is not, to the knowledge of the receiving Party, subject to any legally binding obligation to keep such information confidential; and provided, further, that the provisions of this Section 5.8 will not prohibit any disclosure (i) required by any applicable Law so long as (to the extent permissible under applicable Law) reasonable prior notice is given to the other Party of such disclosure and a reasonable opportunity is afforded to contest the same and/or for the other Party to seek, at its cost, a protective order (and if the other Party so seeks such an order, the first Party will provide such cooperation as reasonably requested by the other Party), and in any event such disclosure shall only be to the extent legally required, or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions. Seller acknowledges, and will advise its Affiliates and its and their Representatives who receive such information, that confidential information received from Purchaser may constitute material non-public information under applicable federal and state securities Laws.

Section 5.9 Access to Information.

(a) Subject to applicable Laws and except as determined in good faith to be necessary to preserve any applicable privilege (including the attorney-client privilege), upon reasonable notice, Seller shall afford the Representatives and advisors of the CEQP Conflicts Committee reasonable access, during normal business hours from the date of this Agreement until the Closing Date, to the properties, books, contracts, and records of any Crestwood Entity, as well as to the management personnel of any Crestwood Entity; provided, that such access to management personnel shall be provided on a basis that minimizes the disruption to the operations of such Crestwood Entity.

(b) Subject to applicable Laws and except as determined in good faith to be necessary to preserve any applicable privilege (including the attorney-client privilege), upon reasonable notice, Purchaser shall afford the Representatives and advisors of Seller reasonable access, during normal business hours from and after the Closing Date until the sixth (6th) anniversary of the Closing Date, to the properties, books, contracts, and records (including financial, tax, and accountant’s work papers) of any Crestwood Entity, as well as to the management personnel of any Crestwood Entity to the extent necessary or useful for Seller and its Affiliates in determining any manner relating to their rights and obligations hereunder or any other reasonable business purpose relating to the Crestwood Entities (including any Proceeding) with respect to any period ending on or before the Closing Date or for the preparation of any Tax Returns of the Seller or its Affiliates; provided, that any such access by Seller shall not unreasonably interfere with the conduct of the business of the Crestwood Entities.

Section 5.10 Conflicts Committee. Prior to the Post-Closing Assignment Date or termination of this Agreement pursuant to Article VII, without the consent of the CEQP Conflicts Committee, CEQP GP and Seller shall not (and Seller shall not permit CHLP to) (a) eliminate the CEQP Conflicts Committee, (b) revoke or diminish the authority of the CEQP Conflicts Committee, or (c) remove or cause the removal of any director of the CEQP Board that is a member of the CEQP Conflicts Committee, either as a member of the CEQP Board or the CEQP Conflicts Committee, without the affirmative vote of the members of the CEQP Board, including the affirmative vote of each of the other members of the CEQP Conflicts Committee. This Section 5.10 shall not be construed so as to prevent, delay, or hinder the filling of any vacancies on the CEQP Board in accordance with the provisions of the applicable Organizational Documents of CEQP and/or CEQP GP in the event of the death, incapacity, or resignation of any director.

ARTICLE VI

CLOSING

Section 6.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the Transactions are subject to the satisfaction, or waiver in writing by such Party (subject to Section 10.1), on or prior to the Closing Date of each of the following conditions:

(a) no Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the Transactions; and

(b) the PIPE Transaction shall have been consummated prior to the Closing.

Section 6.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Closing and consummate the Transactions is subject to the satisfaction, or waiver in writing by Purchaser (subject to Section 10.1), in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Seller shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.2(a), all materiality qualifications specifically contained in such representations and warranties shall be disregarded), as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) neither Seller nor CEQP GP shall have breached in any material respect its respective obligations required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c) Purchaser shall have received the items listed in Section 6.4(a); and

(d) the following members of the CEQP Board shall have resigned or shall resign concurrently with, and effective as of, the Closing: (i) Gary D. Reaves; and (ii) William R. Brown.

Section 6.3 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the Closing and consummate the Transactions is subject to the satisfaction, or waiver in writing by Seller, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Purchaser shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.3(a), all materiality qualifications specifically contained in such representations and warranties shall be disregarded), as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) Purchaser shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date; and

(c) Seller shall have received the items listed in Section 6.4(b).

Section 6.4 Deliveries.

(a) Prior to or at the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, to Purchaser:

(i) a counterpart of an instrument of assignment and conveyance substantially in the form attached hereto as Exhibit B, duly executed by Seller, evidencing the conveyance, assignment, transfer, and delivery from Seller to Purchaser of (A) the CEQP GP Investment Step 1 Interests (effective as of the Closing Date) and (B) the CEQP GP Investment Step 2 Interests (effective as of the Post-Closing Assignment Date);

(ii) a certificate duly executed by a Designated Officer of Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied in all respects;

(iii) an executed copy of a customary payoff letter documenting (A) the repayment of all existing third-party debt for borrowed money incurred under the Credit Agreement, including all interest, premiums, and fees payable in connection therewith, (B) the termination of all obligations of Seller and its subsidiaries under the Credit Agreement and related documents, (C) the release of all guarantees and Encumbrances in respect thereof granted to secure the obligations of Seller and its subsidiaries under the Credit Agreement, and (D) the termination of the Credit Agreement and all related obligations; and

(iv) an IRS Form W-9 from Seller, or if Seller is a disregarded entity, from Seller’s regarded owner.

(b) Prior to or at the Closing, subject to the terms and conditions of this Agreement, Purchaser shall deliver, or cause to be delivered to Seller:

(i) the CEQP GP Investment Purchase Price in cash by wire transfer of immediately available funds;

(ii) a counterpart of an assignment substantially in the form attached hereto as Exhibit B, evidencing the conveyance, assignment, transfer, and delivery from Seller to Purchaser of the CEQP GP Investment Interests, duly executed by Purchaser; and

(iii) a certificate duly executed by an officer of CEQP GP, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied in all respects.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by the mutual written consent of Purchaser (duly authorized by the CEQP Conflicts Committee) and Seller;

(ii) by Seller or Purchaser (which termination may be effected for Purchaser by the CEQP Conflicts Committee without the consent, authorization, or approval of the CEQP Board), if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Transactions; provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to Seller, if such Order was primarily due to the failure of Seller to perform any of its obligations under this Agreement, or to Purchaser, if such Order was primarily due to the failure of Purchaser to perform any of its obligations under this Agreement;

(iii) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(iv) by Purchaser (which termination may be effected for Purchaser by the CEQP Conflicts Committee without the consent, authorization, or approval of the CEQP Board) if Seller shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the Outside Date; provided, however, that Purchaser shall not have the right to terminate this Agreement if Purchaser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(v) by Seller or Purchaser (which termination may be effected for Purchaser by the CEQP Conflicts Committee without the consent, authorization, or approval of the CEQP Board), in the event that the Closing does not occur on or before the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to Seller, if the failure of the Closing to occur on or before the Outside Date was primarily due to the failure of Seller to perform any of its obligations under this Agreement, or to Purchaser, if the failure of the Closing to occur on or before the Outside was primarily due to the failure of Purchaser to perform any of its obligations under this Agreement; or

(vi) by Seller or Purchaser, in the event that the PIPE Transaction is not consummated on or before the Outside Date.

(b) Notwithstanding anything to the contrary in this Agreement, if, as of the date of this Agreement, with respect to any Party (the “Knowledge Party”), (i) its Designated Officer has knowledge (after due inquiry of their direct reports) of any breach by any other Party of any representation, warranty, covenant, or agreement contained in this Agreement or (ii) the Designated Officer of a Knowledge Party has, as a result of a failure during the Interim Period to exercise reasonably prudent diligence and care in accordance with past practices, directly caused any breach by any other Party of any representation, warranty, covenant, or agreement contained in this Agreement (provided that any action taken by a Designated Officer of a Crestwood Entity on the instruction of the board of directors or managers of a Crestwood Entity shall not be deemed to have caused a breach for the purposes of this sub-paragraph (ii)), then, in either case, the Knowledge Party shall be deemed to have waived such breach for purposes of determining whether the conditions set forth in Section 7.1(a)(iii) or Section 7.1(a)(iv), as applicable, have been satisfied.

Section 7.2 Procedure Upon Termination. If this Agreement is terminated by Seller or Purchaser, or both, pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the CEQP GP Investment Interests hereunder shall be abandoned, without further action by Purchaser or Seller.

Section 7.3 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) the provisions of this Section 7.3, Article IX, and Article X (and the related definitions of the terms used therein) shall continue to apply following any such termination and (b) nothing in this Section 7.3 shall relieve Purchaser or Seller of any liability for Fraud or a Willful Breach of this Agreement.

ARTICLE VIII

NO SURVIVAL; REMEDIES

Section 8.1 Survival of Representations, Warranties, Covenants, and Agreements. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate as of, and shall not survive, the Closing for any purpose and none of the rights arising out of any breach or inaccuracy of such representations and warranties shall survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed at or prior to the Closing shall, in each case, terminate as of, and shall not survive the Closing for any purpose and none of the rights arising out of any breach of such covenants and agreements shall survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed after Closing will survive until the last date for performance of such covenant or agreement as provided in this Agreement; provided, however, that to the extent a Party fails to perform any such covenant or agreement when due, such covenant or agreement that would otherwise terminate as set forth herein shall survive until such Party performs.

Section 8.2 Release. Effective as of the Closing and subject to the immediately following sentence, (a) Seller hereby, on its own behalf and on behalf of its controlling Affiliates, unconditionally and irrevocably releases and waives any claims that Seller or such Affiliates has or may have against the Crestwood Entities, Purchaser, or any Purchaser Related Party arising out of, resulting from or relating to actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing and (b) Purchaser hereby, on its own behalf and on behalf of its Affiliates (including the Crestwood Entities), unconditionally and irrevocably releases and waives any claims that Purchaser or such Affiliates (including the Crestwood Entities) have or may have against Seller or any Seller Related Party, arising out of, resulting from, or relating to actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing; provided, however, that nothing contained in this Section 8.2 shall release, waive, discharge, relinquish, or otherwise affect the rights or obligations of Seller or Purchaser to the extent arising out of any Contract between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates (including the Crestwood Entities), on the other hand, that is not expressly terminated at or prior to the Closing. Nothing contained in this Section 8.2 is intended to, nor does it, (i) extend to any claims in respect of this Agreement or any of the provisions set forth herein or (ii) affect any right to indemnification, exculpation, or advancement of expenses to which Seller or any Seller Related Party may be entitled as a result of such Person’s interest in or service as a manager, director, officer, employee, advisor, consultant, or other representative of the Crestwood Entities, including the rights set forth in Section 5.3.

Section 8.3 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort, or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former, or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, assignee, or Representative of any Party, or any current, former, or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, assignee, or Representative of any of the foregoing or any of their respective successors, predecessors, or assigns (or any successors, predecessors, or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any liability (whether at Law, in equity, in contract, in tort, or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (whether at Law, in equity, in contract, in tort, or otherwise), to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and (b) each Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no Party may seek to rescind or terminate this Agreement or any of the Transactions.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 9.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions and Proceedings arising out of or relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware. Each Party hereby agrees that service of summons, complaint, or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 addressed to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice, or document hand delivered or sent in accordance with Section 10.3 to such Party’s address set forth in Section 10.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the other Transaction Documents, or the Transactions in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or in connection with this Agreement and any other Transaction Document executed in connection herewith or the Transactions. Each Party certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such Party would not seek to enforce the foregoing waiver in the event of an action or Proceeding, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.1.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments and Modifications. This Agreement may be amended, modified, or supplemented only by written agreement of Seller and Purchaser; provided that Purchaser may not take or authorize any such action unless it has been approved in writing by the CEQP Conflicts Committee. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, waiver, or consent of Purchaser or CEQP GP is required pursuant to this Agreement, such determination, decision, approval, waiver, or consent shall be null and void and have no effect unless it is expressly authorized in writing by the CEQP Conflicts Committee.

Section 10.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided that Purchaser may not waive any obligation, covenant, agreement, or condition of Seller unless such waiver has been expressly approved in writing by the CEQP Conflicts Committee.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission (with confirmation of receipt), or mailed by a nationally recognized overnight courier, postage prepaid (with confirmation of receipt), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Seller:

Crestwood Holdings LLC

c/o First Reserve

600 Travis Street, Suite 6000

Houston, Texas 77002

Attention: Gary Reaves

E-Mail: greaves@firstreserve.com

with a copy to:

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 77002

Attention: Christopher R. May

E-Mail: cmay@stblaw.com

If to Purchaser:

Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Attention: Conflicts Committee Chairman

E-Mail: lumpkins@petrologistics.com

with copies to (which shall not constitute proper notice hereunder):

Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Attention: General Counsel

E-mail: Joel.Lambert@crestwoodlp.com

and

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame and Lisa Hearn

E-Mail: JGoodgame@AkinGump.com; LHearn@AkinGump.com

and

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary and Henry Havre

E-Mail: moleary@HuntonAK.com; henryhavre@HuntonAK.com

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null and void ab initio.

Section 10.5 Costs and Expenses. All costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 10.6 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and Seller and Purchaser and Seller would not have an adequate remedy at Law. Therefore, the obligations of Purchaser and Seller under this Agreement, including the Seller’s obligation to sell the CEQP GP Investment Interests to Purchaser and Purchaser’s obligation to purchase the CEQP GP Investment Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements, and understandings, whether written or oral.

Section 10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal, or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal, or unenforceable, each of Seller and Purchaser agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal, and enforceable as originally intended to the greatest extent possible, and (d) to the extent that the Governmental Authority does not modify such provision, each of Seller and Purchaser agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal, and enforceable as originally intended to the greatest extent possible.

Section 10.9 Third-Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as expressly contemplated in Sections 5.3, 8.2 and 8.3, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except as expressly set forth herein, and (b) no Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 10.10 Facsimiles; Electronic Transmission; Counterparts. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the Transactions shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Parties, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.11 Time of Essence. Time is of the essence in the performance of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

SELLER:

CRESTWOOD HOLDINGS LLC

By:	/s/ Gary Reaves
Name: Gary Reaves
Title: Authorized Signatory

Signature Page to Purchase Agreement

PURCHASER:

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC,
its general partner

By:	/s/ Robert Halpin
Name: Robert Halpin
Title: EVP & CFO

Signature Page to Purchase Agreement

SOLELY FOR THE PURPOSES SET FORTH IN SECTION 5.10:

CRESTWOOD EQUITY GP LLC

By:	/s/ Robert Halpin
Name: Robert Halpin
Title: EVP & CFO

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, that, after the Closing Date, the Crestwood Entities shall not be considered Affiliates of Seller and the Crestwood Entities shall be considered Affiliates of Purchaser; provided, further, that, no portfolio company of funds Affiliated with Seller shall constitute Affiliates of Seller or Purchaser.

“Agreement” has the meaning specified in the preamble of this Agreement.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement whether or not subject to ERISA, in each case, under which (i) any current or former employee, director, manager or consultant of any Crestwood Entity has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Crestwood Entity or (ii) any Crestwood Entity has or has had at any time any present or future liability, contingent or otherwise.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas.

“CEQP Board” has the meaning specified in the recitals of this Agreement.

“CEQP” has the meaning specified in the preamble of this Agreement.

“CEQP Conflicts Committee” has the meaning specified in the recitals of this Agreement.

“CEQP GP” has the meaning specified in the preamble of this Agreement.

“CEQP GP Interest” has the meaning specified in the recitals of this Agreement.

“CEQP GP Investment Interests” means the CEQP GP Investment Step 1 Interests and the CEQP GP Investment Step 2 Interests.

“CEQP GP Investment Purchase Price” has the meaning specified in Section 2.1.

“CEQP GP Investment Step 1 Interests” means the CMH LLC Interests, the CGSH LLC Interests, and the Subject Common Units.

“CEQP GP Investment Step 2 Interests” means the Directly Held CHLP LP Interests and the CHLP GP Interests.

“CEQP GP LLC Interests” has the meaning specified in the recitals of this Agreement.

“CEQP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of April 11, 2014 and effective as of January 1, 2013, as amended by (i) the First Amendment thereto, effective as of September 30, 2015, (ii) the Second Amendment thereto, effective as of November 8, 2017, (iii) the Third Amendment thereto, effective as of May 30, 2018, and (iv) Fourth Amendment thereto, effective as of June 28, 2019.

“CGSH” has the meaning specified in the recitals of this Agreement.

“CGSH-Held CHLP LP Interests” has the meaning specified in the recitals of this Agreement.

“CGSH-Held Common Units” has the meaning specified in the recitals of this Agreement.

“CGSH-Held Subordinated Units” has the meaning specified in the recitals of this Agreement.

“CGSH LLC Interests” has the meaning specified in the recitals of this Agreement.

“CHLP” has the meaning specified in the recitals of this Agreement.

“CHLP GP Interests” has the meaning specified in the recitals of this Agreement.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“CMH” has the meaning specified in the recitals of this Agreement.

“CMH LLC Interests” has the meaning specified in the recitals of this Agreement.

“Common Units” means common units representing limited partner interests in CEQP.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, award, commitment, or obligation.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Courts” has the meaning specified in Section 9.1.

“Covered Directors” has the meaning specified in Section 5.3(b).

“Credit Agreement” means the Credit Agreement, dated as of March 5, 2018, among Crestwood Holdings LLC, as the borrower, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent.

“Crestwood Entity” means any or all of CMH, CGSH, CHLP, CEQP GP, and any other direct or indirect subsidiary of the foregoing, excluding Purchaser and any of Purchaser’s subsidiaries.

“Designated Officer” means (a) with respect to Purchaser, any of the following: Robert G. Phillips, Robert Halpin, Steven Dougherty, Joel Lambert, or Will Moore; and (b) with respect to Seller, any of the following: Gary D. Reaves or William R. Brown.

“Directly Held CHLP LP Interests” has the meaning specified in the recitals of this Agreement.

“Encumbrance” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fraud” means, with respect to a Party, such Party making, or causing to be made, a statement of fact in the express representations and warranties set forth in this Agreement or the certificates delivered pursuant to this Agreement which statement constitutes common law fraud under the law of the State of Delaware.

“GAAP” means accounting principles generally accepted in the United States of America.

“General Partner Interest” has the meaning set forth in the CEQP Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, commission, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Indebtedness” means, without duplication and with respect to any Crestwood Entity, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long- or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Crestwood Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnitors” has the meaning specified in Section 5.3(c).

“Interim Period” means the period between the date of this Agreement and the Closing Date.

“Knowledge Party” has the meaning specified in Section 7.1(b).

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Non-Party Affiliates” has the meaning specified in Section 8.3.

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (b) with respect to a partnership, the certificate of formation and the partnership agreement of such partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended, and (c) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” means the 10th Business Day after the date of this Agreement.

“Party” and “Parties” has the meanings specified in the preamble of this Agreement.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization, or Governmental Authority, or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“PIPE Transaction” means the conveyance, transfer, and assignment of an aggregate of 6,000,000 of the CGSH-Held Common Units to institutional investors at a price per Common Unit of $22.00, for aggregate cash proceeds of $132,000,000, pursuant to the PIPE Transaction Agreement.

“PIPE Transaction Agreement” means the Common Unit Purchase Agreement, dated as of the date hereof, by and among CGSH, the institutional investors named as parties thereto, and CEQP.

“PIPE Transaction Proceeds” means the aggregate amount of consideration to which CGSH is entitled under the PIPE Transaction Agreement.

“Post-Closing Assignment Date” means the earlier of (a) the 180th day after the Closing Date and (b) the date of the conveyance of the CEQP GP Investment Step 2 Interests from Seller to Purchaser that is specified in a written notice executed by Robert G. Phillips, Robert Halpin, or Joel Lambert, on behalf of Purchaser, and delivered to Seller at least one (1) Business Day prior to such date.

“Proceeding” means any claim, counterclaim, cause of action, demand, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, informal or otherwise, in Law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchaser” has the meaning specified in the preamble of this Agreement.

“Purchaser Related Party” means any of Purchaser’s former, current, and future Affiliates (other than Seller or any Seller Related Party), and each of their respective former, current, and future direct or indirect directors, officers, principals, stockholders, general or limited partners, other equity holders, employees, members, managers, agents, successors, assignees, Affiliates, controlling Persons, or Representatives.

“Representatives” means all directors, officers, managers, members, partners, equityholders, trustees, employees, consultants, advisors (including attorneys), or other representatives of a Person.

“Rights” mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity- based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller Related Party” means any of Seller’s former, current, and future Affiliates (other than Purchaser, its subsidiaries, or the Crestwood Entities), and each of their respective former, current, and future direct or indirect directors, officers, principals, stockholders, general or limited partners, other equity holders, employees, members, managers, agents, successors, assignees, Affiliates, controlling Persons, or Representatives.

“Subject Common Units” has the meaning specified in the recitals of this Agreement.

“Subordinated Units” has the meaning set forth in the CEQP Partnership Agreement.

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Transaction Documents” means, collectively, this Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the Transactions.

“Transaction Expenses” means all fees and expenses incurred by Seller or any of the Crestwood Entities at or prior to the Closing in connection with the preparation, negotiation, and execution of this Agreement and any other Transaction Documents, and the performance of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, other than the PIPE Transaction.

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act (including acts or failures to act by a Party’s Representatives at the direction of such Party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

EXHIBIT B

FORM OF SELLER’S ASSIGNMENT OF INTERESTS

(See attached)

ASSIGNMENT OF INTERESTS

This ASSIGNMENT OF INTERESTS (this “Assignment”), dated as of March 30, 2021, is entered into by and between Crestwood Holdings LLC, a Delaware limited liability company (“Assignor”), and Crestwood Equity Partners LP, a Delaware limited partnership (“Assignee”). Assignor and Assignee are individually referred to herein as “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Crestwood Marcellus Holdings LLC, a Delaware limited liability company (“CMH”), is governed pursuant to the terms and provisions of its limited liability company agreement (the “CMH LLC Agreement”) and in accordance with the certificate of formation of CMH and the Delaware Limited Liability Company Act;

WHEREAS, Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CGSH” and, together with CMH, the “Step 1 Acquired Entities”), is governed pursuant to the terms and provisions of its limited liability company agreement (the “CGSH LLC Agreement” and, together with the CMH LLC Agreement, the “Step 1 LLC Agreements”) and in accordance with the certificate of formation of CGSH and the Delaware Limited Liability Company Act;

WHEREAS, Assignor is the sole member of, and is the record and beneficial owner of 100% of the outstanding limited liability company interests (the “Step 1 Acquired Entities LLC Interests”) of, each of the Step 1 Acquired Entities;

WHEREAS, Assignor is the record and beneficial owner of 7,484,449 Common Units (the “Subject Common Units” and, together with the Step 1 Acquired Entities LLC Interests, the “Step 1 Assigned Interests”);

WHEREAS, Crestwood Holdings LP, a Delaware limited partnership (“CHLP” and, together with the Step 1 Acquired Entities, the “Acquired Entities”), is governed pursuant to the terms and provisions of its limited partnership agreement (the “CHLP Partnership Agreement”) and in accordance with the certificate of formation of CHLP and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, Assignor owns 100% of the outstanding general partner interest in CHLP and 99% of the outstanding limited partner interest in CHLP (such interests, collectively, the “Step 2 Assigned Interests” and, together with the Step 1 Assigned Interests, the “Assigned Interests”);

WHEREAS, pursuant to the Purchase Agreement dated as of March 25, 2021 by and among Assignor, Assignee, and, solely for the limited purposes set forth in Section 5.10 of the Purchase Agreement, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Assignee (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), Assignee desires to sell, convey, transfer, and assign, and Assignee desires to purchase and acquire, the Assigned Interests;

WHEREAS, Assignor desires to cease to be a member of each of CMH and CGSH, and Assignee desires to be admitted to each of CMH and CGSH as its sole member;

WHEREAS, the Parties desire that each of CMH, CGSH and Assignee continue without dissolution;

WHEREAS, Assignor desires to cease to be a limited partner or general partner of CHLP, and Assignee desires to be admitted as the sole general partner and limited partner of CHLP;

WHEREAS, the Parties desire that CHLP continue without dissolution; and

WHEREAS, this Assignment is being delivered in accordance with the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement.

2. Sale and Assignment. (a) Effective as of the date of this Assignment, Assignor hereby sells, assigns, conveys, transfers, and delivers to Assignee, and Assignee accepts ownership of, the Step 1 Assigned Interests, free and clear of any Encumbrances, except for (i) restrictions on transfer arising from applicable securities Laws and (ii) with respect to the CMH LLC Interests, the applicable terms and conditions of the Organizational Documents of CMH, and with respect to the CGSH LLC Interests, the applicable terms and conditions of the Organizational Documents of CGSH, and with respect to the Subject Common Units, the applicable terms and conditions of the Organizational Documents of CEQP. (b) Effective as of the Post-Closing Assignment Date (and not prior to such date), Assignor hereby sells, assigns, conveys, transfers, and delivers to Assignee, and Assignee accepts ownership of, the Step 2 Assigned Interests, free and clear of any Encumbrances, except for (i) restrictions on transfer arising from applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of CHLP.

3. Admission. Simultaneously with the effective time of the assignment described in clause (a) of paragraph 2 of this Assignment, Assignee is hereby admitted to each of the Step 1 Acquired Entities as the sole member of such Step 1 Acquired Entity, and hereby agrees to be bound by all terms and conditions of the Step 1 LLC Agreements. Simultaneously with the effective time of the assignment described in clause (b) of paragraph 2 of this Assignment, Assignee is hereby admitted to CHLP as the sole general partner and a limited partner of CHLP, and hereby agrees to be bound by all terms and conditions of the CHLP Partnership Agreement.

4. Cessation. (a) Immediately following the admission of Assignee as the sole member of each of the Step 1 Acquired Entities as described in paragraph 3 of this Assignment, Assignor does hereby cease to be a member of each of the Step 1 Acquired Entities, and shall cease to have or exercise any right or power as a member of either of the Step 1 Acquired Entities. (b) Immediately following the conveyance of the Subject Common Units pursuant to clause (a) of paragraph 2 of this Assignment, Assignor does hereby cease to be a limited partner in Assignee, and shall cease to have or exercise any right or power as a limited partner of Assignee. (c) Immediately following the admission of Assignee as the sole general partner and a limited partner of CHLP as described in paragraph 3 of this Assignment, Assignor does hereby cease to be a general partner and limited partner of CHLP, and shall cease to have or exercise any right or power as a general partner or limited partner of CHLP.

5. Continuation of the Acquired Entities. The Parties agree that each of the Acquired Entities shall continue without dissolution, notwithstanding each of the assignments and admissions effected pursuant to this Assignment.

6. Disclaimer of Warranties. Assignor makes no, and disclaims all, warranties with respect to the equity interests assigned hereunder, except to the extent expressly set forth in the Purchase Agreement.

7. Purchase Agreement. This Assignment is subject to all terms, conditions, and limitations set forth in the Purchase Agreement (including, but not limited to, the representations, warranties, covenants, and agreements set forth therein). In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail. Nothing contained herein shall be deemed to alter, modify, expand, or diminish the terms of the Purchase Agreement.

8. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

9. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

10. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

11. Third-Party Beneficiaries. No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than Assignee, Assignor, and/or their respective successors and permitted assigns.

(Signature Page Follows)

IN WITNESS WHEREOF, Assignor and Assignee have each duly executed this Assignment as of the date first written above.

ASSIGNOR:

CRESTWOOD HOLDINGS LLC

By:
Name:
Title:

ASSIGNEE:

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP, LLC,
its general partner

By:
Name:
Title:

SCHEDULE 5.4

ALLOCATION OF CONSIDERATION

Class of CEQP GP Investment Interests	Allocation
Subject Common Units	$162,149,340
CMH LLC Interests	0
CGSH LLC Interests	95,850,660
CHLP GP Interests and Directly Held CHLP LP Interests	10,000,000

ALL CEQP GP INVESTMENT INTERESTS	$268,000,000